Exhibit 10.1
VALARIS NON-EXECUTIVE EMPLOYEE
SEVERANCE PLAN
(As Amended and Restated 30 April 2020)
INTRODUCTION
The purpose of the Valaris Non-Executive Employee Severance Plan is to enable the Employer to offer certain payments and benefits to Eligible Individuals if their employment with the Employer is terminated by the Employer without Cause (and not on account of death or Disability). The Plan is adopted effective as of the Effective Date, and intended to fall within the definition of an “employee welfare benefit plan” under Section 3(1) of ERISA. Important administrative provisions of (and information about) the Plan and important information about a Participant’s rights under the Plan and applicable law are contained in Article VIII hereof. This document shall constitute both the Plan document and summary plan description and shall be distributed to or made available to Participants in this form. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I hereof.

ARTICLE I
DEFINITIONS
For purposes of the Plan, capitalized terms and phrases used herein shall have the meanings ascribed in this Article I.
    1.1    “Accrued Obligations” means (i) all earned but unpaid Base Pay through the date of termination prorated for any partial period of employment, payable in accordance with customary payroll practices and the requirements of applicable law; (ii) any benefits to which such individual has a vested entitlement as of the date of termination, payable in accordance with the terms of any applicable benefit plan or as otherwise required by law; (iii) any accrued but unused vacation, payable in a lump sum with the individual’s final paycheck or as otherwise required by law; and (iv) any approved but not yet reimbursed business expenses incurred prior to the date of termination, payable in accordance with applicable policies of the Company and its Affiliates.
    1.2    “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under
Section 12 of the Exchange Act.
    1.3    “Base Pay” means a Participant’s annual base compensation rate or hourly base pay rate (as applicable) for services paid by the Employer to the Participant at the time immediately prior to the Participant’s termination of employment, as reflected in the Employer’s payroll records. Base Pay shall not include commissions, bonuses, overtime pay, incentive compensation, retention awards or benefits paid under any retirement plan, any group medical,

Exhibit 10.1
dental or other welfare benefit plan, non-cash compensation, or any other additional compensation.
    1.4    “Board” means the Board of Directors of Valaris plc, a public limited company incorporated under the laws of England and Wales, or any successor.
    1.5    “Bonus Plan” means the Ensco plc 2018 Cash Incentive Plan, as amended from time to time, or any other annual, quarterly or similar cash incentive program maintained by the Employer. “Bonus Plan” expressly excludes any plans, arrangements or agreements governing performance units, cash long-term incentive awards, or retention awards.
    1.6    “Cause” means any of the following: (a) the willful and continued failure of a Participant to perform substantially the Participant’s duties and obligations (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness), (b) gross misconduct by the Participant, (c) the willful and material breach by the Participant of any policies of the Company or its Affiliates or the Valaris Code of Conduct, or (d) the conviction of the Participant by a court of competent jurisdiction, from which conviction no further appeal can be taken, of a crime punishable by imprisonment.
    1.7    “Change in Control” means the occurrence of any of the following events: (a) a change in the ownership of Valaris plc, which occurs on the date that any one person, or more than one person acting in concert (as defined in the City Code on Takeovers and Mergers), acquires ownership of shares in the capital of Valaris plc (the “Shares”) that, together with Shares held by such person or persons acting in concert, constitutes more than fifty percent (50%) of the total voting power of the Shares; or (b) the majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (c) a sale of all or substantially all of the assets of Valaris plc; provided, however, a Change in Control of Valaris plc shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the beneficial holders of the voting Shares immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (i) own all or substantially all of the assets of Valaris plc as constituted immediately prior to such transaction or series of transactions, or (ii) are the ultimate parent with direct or indirect ownership of all of the voting Shares after such transaction or series of transactions. For further clarification, a “Change in Control” of Valaris plc shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions effected for the purpose of changing the place of incorporation or form of organization of Valaris plc or the ultimate parent company of Valaris plc and its subsidiaries.
    1.8    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended together with the regulations and other official guidance promulgated thereunder.

Exhibit 10.1
    1.9    “Code” means the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.
    1.10 “Code Section 409A” means Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.
    1.11 “Company” means Ensco Incorporated, a Delaware corporation and any of its successors as provided in Article VI hereof.
    1.12 “Compensation Committee” means the Compensation Committee of the Board.
    1.13 “Dependents” means the Participant’s spouse and other dependents covered under the Employer’s medical, dental and vision plans immediately before the Participant’s termination date.
    1.14 “Disability” shall occur upon the Participant becoming eligible for disability benefits under the Employer’s long-term disability plan, or, if earlier, upon the Participant becoming eligible for Social Security disability benefits or any comparable state-provided disability benefits for Participants located in non-United States jurisdictions.
    1.15 “Effective Date” means April 12, 2020.
    1.16 “Eligible Individual” means an employee of the Employer employed in one of the positions specified on Appendix A-1 or Appendix A-2, as applicable, or any other appendices as adopted and approved by the Committee from time to time, excluding any employee with an individual employment agreement or any other written agreement with the Employer, in either case, that provides for severance payments or benefits outside the context of a Change in Control.
    1.17 “Employer” means the Company and its Affiliates. For purposes of determining the entity responsible for making payments hereunder to a Participant, “Employer” shall mean the legal entity on whose payroll records the Participant is listed.
    1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended together with the regulations and other official guidance promulgated thereunder.
    1.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended together with regulations and other official guidance promulgated thereunder.
    1.20 “Participant” means an Eligible Individual who is approved by the Compensation Committee (or an authorized delegate thereof) to participate in the Plan. An Eligible Individual shall become a Participant in the Plan as of the later of (i) the date he or she commences employment with the Employer, and (ii) the date he or she is approved by the Compensation Committee (or an authorized delegate thereof) to participate in the Plan.
    1.21 “Plan” means this Valaris Non-Executive Employee Severance Plan, as amended from time to time in accordance with the terms and conditions hereof.

Exhibit 10.1
    1.22 “Release” shall have the meaning set forth in Section 2.2 hereof.
    1.23 “Severance Benefits” means the severance payments and benefits specified for a Participant in Appendix A-1 or Appendix A-2, as applicable, or any other appendices as adopted for any Participant by the Committee from time to time.
ARTICLE II
SEVERANCE BENEFITS
    2.1    Eligibility for Severance Benefits.
(a)Qualifying Events. If a Participant’s employment is terminated by the Employer without Cause (excluding by reason of death or Disability), then the Employer shall pay or provide the Participant with the Severance Benefits in accordance with Section 2.3 hereto, subject to the provisions of this Plan, including Section 2.2 hereof.
(b)Non-Qualifying Events. Unless otherwise provided by the Compensation Committee at the time of such a termination, a Participant shall not be entitled to the Severance Benefits if the Participant’s employment is terminated (i) by the Employer for Cause, (ii) by the Participant for any reason, (iii) on account of the Participant’s death or Disability, or (iv) for any reason other than as expressly specified in Section 2.1(a) hereof.
(c)No Duty to Mitigate; Offset; Set-off. No Participant entitled to receive Severance Benefits hereunder shall be required to seek other employment or to attempt in any way to reduce any amount payable to the Participant by the Employer pursuant to the Plan and there shall be no offset against any amounts due to the Participant under the Plan on account of any remuneration attributable to any subsequent employment that the Participant may obtain or otherwise. Except as set forth below, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Employer may have against the Participant. Notwithstanding the foregoing, to the extent that a Participant is entitled to severance payments or benefits from the Employer under any other severance policy, plan, program or agreement, including under applicable local legal requirements, the Ensco Incorporated Severance Plan (Shore-Based Employees), the Rowan Companies Plc Protection Plan, or any Change in Control Severance Agreement entered into with the Company or any of its Affiliates, each of the Severance Benefits payable under this Plan shall be reduced (but not below zero) by an amount equal to the comparable payments or benefits provided under such other policy, plan, program or agreement. In the event of the Participant’s breach of any provision hereunder, including, without limitation, Section 2.2 hereof or any provision of the Release, the Company shall be entitled to recover any payments previously made to the Participant hereunder (including the value of any equity awards accelerated, valued by reference to the fair market value of a share of applicable stock on the date of acceleration).
    2.2    Release Required. As a condition to receiving the Severance Benefits, the Participant must execute and not revoke a separation and release agreement, which may include

Exhibit 10.1
non-competition, non-solicitation, confidentiality and non-disparagement covenants, in the form provided by the Company (the “Release”). The Release shall be provided to the Participant within 30 days following the effective date of a qualifying termination, and must be executed and delivered to the Company within the period of time set forth therein.
    2.3    Plan Benefits.
(a)    Accrued Obligations. In the event of a Participant’s termination of employment for any reason, such Participant shall be entitled to receive the Accrued Obligations. Participation in all benefit plans of the Employer will terminate upon a Participant’s date of termination except as otherwise specifically provided in the applicable plan.
(b)    Severance Benefits. The Severance Benefits for a Participant shall be determined as set forth in Appendix A-1 or Appendix A-2, attached hereto, as applicable, or as set forth in any other applicable appendices as adopted by the Committee for such Participant from time to time.
ARTICLE III
UNFUNDED PLAN
The Plan shall be “unfunded” (including for purposes of ERISA and the Code) and the Severance Benefits shall be paid out of the general assets of the Employer as and when the Severance Benefits become payable under the Plan. All Participants shall be solely unsecured general creditors of the Employer. If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of the Severance Benefits payable hereunder, or if the Employer decides in its sole discretion to fund a trust from which Plan benefits may be paid from time to time, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.
ARTICLE IV
ADMINISTRATION OF THE PLAN
    4.1    Plan Number. The Plan Number is: 503.
    4.2    Plan Sponsor; Plan Administrator. For the purposes of ERISA, the Company shall be the “Plan Sponsor”, and the Valaris Benefits Oversight Committee shall be the “administrator” of the Plan.
    4.3    Agent for Service of Legal Process on the Plan. The agent for service of legal process on the Plan shall be General Counsel, Valaris plc, 5847 San Felipe, Suite 3300, Houston, Texas 77057.

Exhibit 10.1
    4.4    Reimbursement of Expenses. The Employer may, in its sole discretion, pay or reimburse the members of the Compensation Committee (or its authorized delegates) for all reasonable expenses incurred in connection with their duties hereunder, including, without limitation, expenses of outside legal counsel.
    4.5    Delegation of Authority. Subject to the limitations of applicable law, the Compensation Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution adopted by the Compensation Committee. Any such delegation shall not be effective until it is adopted by the Compensation Committee and accepted by the person(s) designated and may be rescinded at any time by written notice from the Compensation Committee to the person to whom the delegation is made. The Valaris Benefits Oversight Committee is hereby delegated authority to act as the plan administrator and the Company’s Chief Executive Officer and Vice President, Human Resources are each hereby delegated the day-to-day authority to enter into Releases under the Plan and process the payment of benefits under the Plan.
ARTICLE V
AMENDMENT AND TERMINATION
The Board may amend, modify or terminate this Plan without notice, at any time and for any reason, except as prohibited by law; provided, however, that no such amendment, modification or termination may (a) materially and adversely affect the benefits or protections provided hereunder to any Participant who has incurred a termination by the Employer without Cause (excluding by reason of death or Disability) prior to the date of such amendment, modification or termination, or (b) for a period of twelve (12) months following the consummation of a Change in Control, without a Participant’s written consent, (i) prevent that Participant from becoming eligible for Severance Benefits under the Plan, or (ii) reduce or alter to the detriment of the Participant the Severance Benefits payable, or potentially payable, to the Participant under the Plan (including, without limitation, imposing additional conditions on payment or changes to the time or form of payment).

ARTICLE VI
SUCCESSORS
For purposes of the Plan, the Company shall include any and all successors or assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In the event that the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, the ultimate parent corporation of such surviving

Exhibit 10.1
corporation shall cause the surviving corporation to perform the obligations of the Company under the Plan in the same manner and to the same extent that the Company would be required to perform such obligations if no such succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined, and any successor or assignee (including the ultimate parent corporation) to the business or assets thereof which by reason hereof becomes bound by the terms and provisions of the Plan.
ARTICLE VII
MISCELLANEOUS
    7.1    Minors and Incompetents. If the Compensation Committee shall find that any person to whom Severance Benefits are payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, any Severance Benefits due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Compensation Committee to have incurred expense for such person otherwise entitled to Severance Benefits, in such manner and proportions as the Compensation Committee may determine in its sole discretion. Any such payment of Severance Benefits shall be a complete discharge of the liabilities of the Company, the Employer and the Compensation Committee under the Plan.

    7.2    Limitation of Rights. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Employer as an employee or in any other capacity or to interfere with the Employer’s right to discharge such Participant at any time for any reason whatsoever.

    7.3    Payment Not Salary. Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which the Participant may be entitled under any retirement plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

    7.4    Severability. In case any provision of the Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision never existed.
    7.5    Withholding. The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligation it may have to withhold federal, state or local income, payroll, national insurance or other taxes incurred by reason of payments pursuant to the Plan. In lieu thereof, to the extent permitted by applicable law, the Company and/or the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Company and/or the Employer to the Participant upon such terms and conditions as the Compensation Committee may prescribe.

Exhibit 10.1
    7.6    Non-Alienation of Benefits. The Severance Benefits payable under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any Severance Benefit to be so subjected shall not be recognized.
    7.7    Governing Law. To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith. To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of Texas, without regard to the conflicts of law principles thereof.
    7.8    Code Section 409A. The provisions of this Section 7.8 shall only apply if and to the extent that the applicable Participant is subject to the provisions of Code Section 409A. The intent of the parties is that payments and benefits under this Plan comply with or be exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance therewith. If the Participant notifies the Company (with specificity as to the reason therefor) that the Participant believes that any provision of this Plan (or of any award of compensation, including equity compensation or benefits) would cause the Participant to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with the Participant, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Participant and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or damages for failing to comply with Code Section 409A. With respect to any payment or benefit considered to be nonqualified deferred compensation under Code Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Plan, if the Participant is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six month period measured from the date of such “separation from service” of the Participant, and (ii) the date of the Participant’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this

Exhibit 10.1
Section 7.8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Participant, without interest, in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that reimbursements or other in-kind benefits under this Plan constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (x) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Participant, (y) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Code Section 409A, the Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A. Where payments under this Plan are to be made within a specified period after the Release becomes effective and irrevocable, and such period for the Participant’s consideration, execution and revocation of the Release spans two taxable years, payment shall be made in later taxable year.
    7.9    Parachute Payment Limitations.
(a)Notwithstanding any contrary provision in this Plan, if an Eligible Individual is a “disqualified individual” (as defined in Section 280G of the Code), and the Severance Benefits that would otherwise be paid to such Eligible Individual under this Plan together with any other payments or benefits that such Eligible Individual has a right to receive from the Company (and affiliated entities required to be aggregated in accordance with Q/A-10 and Q/A-46 of Treas. Reg. §1.280G-1) (collectively, the “Payments”) would constitute a “parachute payment” (as defined in Section 280G of the Code), the Payments shall be either (a) reduced (but not below zero) so that the aggregate present value of such Payments and benefits received by the Eligible Individual from the Company and its Affiliates shall be $1.00 less than three times such Eligible Individual’s “base amount” (as defined in Section 280G of the Code) (the “Safe Harbor Amount”) and so that no portion of such Payments received by such Eligible Individual shall be subject to the excise tax imposed by Section 4999; or (b) paid in full, whichever produces the better net after-tax result for such Eligible Individual (taking into account any applicable excise tax under Section 4999 and any applicable federal, state and local income and employment taxes). The determination as to whether any such reduction in the amount of the Payments is necessary shall be made by the Company in good faith and such determination shall be conclusive and binding on such Eligible Individual. If reduced Payments are made to the Eligible Individual pursuant to this Section 7.9 and through error or otherwise those Payments

Exhibit 10.1
exceed the Safe Harbor Amount, the Eligible Individual shall immediately repay such excess to the Company or its applicable Affiliate upon notification that an overpayment has been made.
(b)The reduction of Payments, if applicable, shall be made by reducing, first, Severance Benefits to be paid in cash hereunder in the order in which such payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and second, by reducing any other cash payments that would be payable to the Eligible Individual outside of this Plan which are valued in full for purposes of Code Section 280G in a similar order (last to first), any third, by reducing any equity acceleration hereunder of awards which are valued in full for purposes of Section 280G of the Code in a similar order (last to first), and finally, by reducing any other payments or benefit provided hereunder in a similar order (last to first).
    7.10    Non-Exclusivity. The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental severance arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application. Nothing in this Plan shall prevent or limit the Participant’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company of any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as the Participant may have under any agreements with the Company or any of its Affiliates; provided, that no payments or benefits under the Plan shall result in a duplication of payments or benefits provided under any severance plan or arrangement to which the Participant is eligible to participate or a party to. Amounts which are vested benefits or which the Participant is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its Affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by this Plan.
    7.11    Headings and Captions; Number. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan. Whenever used in the Plan, the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.
    7.12    Communications. All announcements, notices and other communications regarding the Plan will be made by the Company in writing (whether in electronic form or otherwise). Except for written amendments to the Plan or official written communications issued by the Company in connection with the Plan, Participants in the Plan may not rely on any representation or statement made by the Employer or any of its officers, directors, employees or agents, whether written or oral, regarding such Participants’ participation in the Plan and any rights hereunder.

Exhibit 10.1
    7.13    ERISA Rights. Participants in the Plan are entitled to certain rights and protections under ERISA. ERISA provides that participants are entitled to obtain, upon written request to the administrator of the Plan, copies of documents governing the operation of the Plan. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of the Plan participants and beneficiaries. No one, including a participant’s employer or union, or any other person, may fire a participant or otherwise discriminate against him or her in any way to prevent the participant from obtaining a welfare benefit or exercising his or her rights under ERISA.
If a participant’s claim for a welfare benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if a participant requests a copy of Plan documents from the Plan and does not receive them within 30 days, the participant may file suit in federal court. If a participant has a claim for benefits that is denied or ignored, in whole or in part, the participant may file suit in a state or federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if a participant is discriminated against for asserting his or her rights, the participant may seek assistance from the U.S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful the court may order the person he or she has sued to pay these costs and fees. If the participant loses, the court may order him or her to pay these costs and fees, for example, if it finds the claim is frivolous.
If a Participant has any questions about the Plan, he or she should contact the administrator of the Plan. If there are any questions about this statement or about a participant’s rights under ERISA, or if a participant needs assistance in obtaining documents from the administrator of the Plan, the Participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. One may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

Exhibit 10.1
ARTICLE VIII
CLAIMS AND REVIEW PROCEDURE
    8.1    Claims Procedure. Any Participant who has not received benefits under this Plan that the Participant believes should be paid may make a claim for such benefits as follows:
(a)Initiation - Written Claim. The Participant shall initiate a claim by submitting to the Sr. Manager – Benefits (“Claims Administrator”) a written claim for benefits.
(b)Timing of Claims Administrator Response. The Claims Administrator shall respond to the Participant within 90 days after receiving the claim. If the Claims Administrator determines that special circumstances require additional time for processing the claim, the Claims Administrator can extend the response period by an additional 90 days by notifying the Participant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Claims Administrator expects to render its decision.
(c)Notice of Decision. If the Claims Administrator denies part or all of the claim, the Claims Administrator shall notify the Participant in writing of such denial. The Claims Administrator shall write the notification in a manner calculated to be understood by the Participant. The notification shall set forth:
(i)The specific reasons for the denial;
(ii)A reference to the specific provisions of the Plan on which the denial is based;
(iii)A description of any additional information or material necessary for the Participant to perfect the claim and an explanation of why it is needed;
(iv)An explanation of the Plan’s review procedures and the time limits applicable to such procedures;
(v)And a statement of the Participant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
    8.2    Review Procedure. If the Claims Administrator denies part or all of the claim, the Participant shall have the opportunity for a full and fair review by the Claims Administrator of the denial, as follows:
(a)Initiation - Written Request. To initiate the review, the Participant, within 60 days after receiving the Claims Administrator’s notice of denial, must file with the Claims Administrator a written request for review.

Exhibit 10.1
(b)Additional Submissions - Information Access. The Participant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Claims Administrator shall also provide the Participant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Participant’s claim for benefits.
(c)Considerations on Review. In considering the review, the Claims Administrator shall take into account all materials and information the Participant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)Timing of Claims Administrator Response. The Claims Administrator shall respond in writing to such Participant within 60 days after receiving the request for review. If the Claims Administrator determines that special circumstances require additional time for processing the claim, the Claims Administrator can extend the response period by an additional 60 days by notifying the Participant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Claims Administrator expects to render its decision.
(e)Notice of Decision. If the Claims Administrator denies part or all of the claim, the Claims Administrator shall notify the Participant in writing of such denial. The Claims Administrator shall write the notification in a manner calculated to be understood by the Participant. The notification shall set forth:
(i)The specific reasons for the denial;
(ii)A reference to the specific provisions of the Plan on which the denial is based;
(iii)A statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Participant’s claim for benefits; and
(iv)A statement of the Participant’s right to bring a civil action under ERISA Section 502(a).
8.3    Plan Interpretation and Benefit Determination. The Compensation Committee (or, where applicable, any duly authorized delegee of the Compensation Committee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents in good faith, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

Exhibit 10.1
Without limiting the generality of the foregoing, the Compensation Committee (or, where applicable, any duly authorized delegee of the Compensation Committee) shall have the sole and absolute discretionary authority to:
(a)take all actions and make all decisions (including factual decisions) with respect to the eligibility for and calculation of benefits payable under the Plan;
(b)formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;
(c)decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;
(d)resolve and/or clarify in good faith any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and
(e)process, and approve or deny, benefit claims and rule on any benefit exclusions.
All determinations made by the Compensation Committee (or, where applicable, any duly authorized delegee of the Compensation Committee) with respect to any matter arising under the Plan shall be final and binding on the Employer, the Participant, any beneficiary, and all other parties affected thereby.
    8.4    Notices. For purposes of this Plan, notices and all other communications provided for in this Plan or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed via United States certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of the Company, to the Company at:
Valaris plc
Attn: General Counsel
5847 San Felipe, Suite 3300,
Houston, TX 77057
and in the case of the Participant, to the Participant at the most recent address of the Participant that is set forth in the Company’s records.
    8.5    Local Legal Requirements. The Company’s Chief Executive Officer and Vice President, Human Resources may create sub-plans that revise the terms of this Plan as each such individual deems advisable or appropriate to conform to or comply with any applicable foreign or local legal requirements or customs. Such sub-plans shall be applied consistently to all similarly-

Exhibit 10.1
situated Participants located in the effected jurisdiction and shall not have the effect of increasing the amount of any Severance Benefits payable or to be provided hereunder.

Appendix A-1
Severance Benefits for Salaried Employees
1. Cash Severance.
(a)An amount of cash, payable by the Employer in a lump sum promptly and in all events within 30 days following the date on which the Release as required by Section 2.2 becomes irrevocable, subject to Section 7.8 of the Plan, equal to the Designated Cash Severance; and
(b)An amount of cash equal to the Participant’s target bonus under the Bonus Plan for the performance period in which the termination occurs prorated by multiplying the amount of such target bonus by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Participant is employed by the Employer and the denominator of which is 365, payable by the Employer in a lump sum promptly and in all events within 30 days following the date on which the Release as required by Section 2.2 becomes irrevocable, subject to Section 7.8 of the Plan; provided, however, that the foregoing shall not prevent the Participant from receiving any bonus under the Bonus Plan relating to any performance period completed prior to termination.
(c)“Designated Cash Severance” means (x) in the case of Participants in grades 30 – 31, 6 months’ of Base Pay and (y) in the case of Participants in grades 29 or below, two weeks of Base Pay for each year that the Participant has provided continuous service to the Employer subject to a minimum of four weeks of Base Pay and a maximum of 24 weeks of Base Pay.
    2.    LTIP Awards: Outstanding restricted stock units and restricted shares granted prior to 2020 (the “Awards”) shall be treated as follows:
(a)A portion equal to the Designated Percentage of the Award shall accelerate and settle no later than the 30th day following the date on which the Release as required by Section 2.2 becomes irrevocable, subject to Section 7.8 of the Plan.
(b)“Designated Percentage” means (x) 75% in the case of Participants in grades 30 – 31 and (y) 50% for Participants in grades 29 or below.
Outstanding restricted stock units and restricted shares granted in or following 2020 shall be treated in accordance with the terms of the applicable award agreement governing such award.

    3.    Cash Performance Units: Outstanding performance unit awards shall be treated in accordance with the terms of the applicable award agreement governing such award.
    4.    Other Benefits
(a) The Employer shall maintain continued group health plan coverage following the Participant’s termination date under any of the Employer’s health plans that covered the Participant immediately before Participant’s termination date which are subject to COBRA, for the Participant and his or her Dependents, for the Designated Period following the Participant’s termination date. During this period, the Participant shall be responsible for paying the cost associated with COBRA coverage at the same rate that the Participant paid for coverage under such group health plans immediately prior to the Participant’s termination date. Following the Designated Period, the Participant shall be responsible for the full cost associated with COBRA coverage. After the Participant’s termination date, the Participant, and his or her Dependents, if any, must first elect and maintain any COBRA continuation coverage under the group health plan that they are entitled to receive under the terms of such plan and COBRA. In all respects, the Participant and his or her Dependents shall be treated the same as other COBRA qualified beneficiaries under the terms of such plan and the requirements of COBRA during the period while COBRA coverage remains in effect. The Employer’s obligation to provide the COBRA coverage shall be terminated if the Participant becomes eligible for group medical coverage provided by another employer. The Participant shall give prompt notice to the Employer if he or she becomes eligible for group medical coverage offered by another employer during the period in which the Participant and his or her Dependents are covered by COBRA. “Designated Period” means (x) in the case of Participants in grades 30 – 31, 6 months following the date of termination and (y) in the case of Participants in grades 29 or below, 3 months following the date of termination.
(b) Outplacement Services for up to 6 months following the termination of employment of the Participant.